Exhibit 99.1

AV Homes, Inc. Announces

Final Tender Results and Final Settlement of Cash Tender Offer

Scottsdale, AZ (May 30, 2017) — AV Homes, Inc. (NASDAQ:AVHI) (“AV Homes” or the “Company”) today announced the final tender results and final settlement of the previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 8.500% Senior Notes due 2019 (CUSIP No. 00234P AE2) (the “Notes”). The terms and conditions of the Tender Offer are described in the Company’s Offer to Purchase dated May 1, 2017 (the “Offer to Purchase”).

As of 11:59 p.m., New York City time, on May 26, 2017 (the “Expiration Date”), no additional Notes were validly tendered. As such, there are no changes to the results of the Tender Offer previously announced on May 18, 2017.

The Company has engaged J.P. Morgan Securities LLC to act as the dealer manager in connection with the Tender Offer. Questions regarding the Tender Offer may be directed to J.P. Morgan Securities LLC at (212) 834-4811 or (866) 834-4666 (US toll-free). Requests for documentation may be directed to D.F. King & Co., Inc., at (800) 622-1649 (US toll-free) or (212) 269-5550 (for bankers and brokers) or via email to avhomes@dfking.com.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any securities. The Tender Offer is being made solely pursuant to the Offer to Purchase, which sets forth the complete terms of the Tender Offer.

ABOUT AV HOMES

AV Homes is a homebuilder engaged in the business of homebuilding and community development in Florida, the Carolinas and Arizona. Its principal operations are conducted near Jacksonville and Orlando, Florida, Phoenix, Arizona and Raleigh and Charlotte, North Carolina. The Company focuses on the development and construction of (i) primary residential communities, which serve first time and move-up buyers, and (ii) active adult communities, which are age-restricted to the age 55 and over active adult demographic. AV Homes common shares trade on NASDAQ under the symbol AVHI.

FORWARD-LOOKING STATEMENTS

This news release may be deemed to contain “forward-looking statements” within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of AV Homes, Inc. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although our management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies which could cause our actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements.

Important factors that could cause our actual results or performance to differ materially from our forward-looking statements include those set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016 and in our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Contact:

Mike Burnett

EVP, Chief Financial Officer

480-214-7408

m.burnett@avhomesinc.com

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